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                                         As filed pursuant to Rule 424(b)(3)
                                         Registration No. 333-13179



PRICING SUPPLEMENT

(To Prospectus Supplement Dated October 25, 1996 and Prospectus Dated October 10, 1996)

                                  $350,000,000

                               XEROX CORPORATION

                     6.25% DEBENTURES DUE NOVEMBER 15, 2026
                          ---------------------------

                    Interest payable May 15 and November 15
                          ---------------------------
Xerox Corporation (the "Company") is offering $350,000,000 aggregate principal amount of its 6.25% Debentures due November 15, 2026 (the "Debentures") as a
     part of its Medium-Term Notes, Series D described in its Prospectus Supplement dated October 25, 1996 to its Prospectus dated October 10, 1996.
   The Debentures will not be redeemable at the option of the Company. The
    Debentures will be redeemable at the option of Holders thereof on the Interest Payment Dates occurring on November 15, 2003 and November 15,
      2008 at 100% of their principal amount plus accrued interest. See "Description of the Debentures -- Redemption and Early Repayment". The
       Debentures will be represented by one or more global securities registered in the name of a nominee of The Depository Trust
      Company, as depositary (the "Depositary"). Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained in the Depositary
       (with respect to participants' interests) and its participants.
        Except as described herein, Debentures in definitive form will not be issued. The Debentures will trade in the Depositary's
          Same-Day Funds Settlement System until maturity or earlier repayment and secondary market trading for the Debentures
          will therefore settle in immediately available funds. All
           payments of principal and interest on global securities
             will be made by the Company in immediately available
                                    funds.
                          ---------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
          SUPPLEMENT, OR THE ACCOMPANYING PROSPECTUS AND PROSPECTUS
             SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                         ---------------------------

     The Underwriter has agreed to purchase the Debentures from the Company at 99.774% of their principal amount, plus accrued interest from November 15, 1996 ($349,816,638.89 aggregate proceeds to the Company, before deducting expenses payable by the Company), subject to the terms and conditions set forth in the Selling Agency Agreement dated October 25, 1996, as supplemented by the Terms Agreement dated November 20, 1996.

     The Underwriter proposes to offer the Debentures from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "The Underwriter" herein.

                          ---------------------------

     The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriter and subject to approval of certain legal matters by Cravath, Swaine & Moore, counsel for the Underwriter. It is expected that delivery of the Debentures will be made on or about November 25, 1996 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.
                          ---------------------------

                              MORGAN STANLEY & CO.
                                  Incorporated

November 20, 1996
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IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT
TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBENTURES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

     The following description of the Debentures supplements and, to the extent inconsistent therewith, supersedes the descriptions of the terms and provisions of the Debentures set forth under "Description of Notes" in the accompanying Prospectus Supplement and "Description of the Debt Securities" in the accompanying Prospectus, to which reference is hereby made. Certain capitalized terms used herein are defined in such Prospectus and Prospectus Supplement.

     The Debentures will mature on November 15, 2026. Interest on the Debentures will accrue from November 15, 1996 and will be payable semiannually on each May 15 and November 15, beginning May 15, 1997 (each such date, an "Interest Payment Date"), at the annual rate set forth on the cover page of this Pricing Supplement. The Regular Record Date with respect to each Interest Payment Date will be the 5th day (whether or not a Business Day) of the month in which such Interest Payment Date occurs.

     The principal of, and interest on, the Debentures are to be payable at the office or agency of the Company in New York, New York (the "Paying Agent").

REDEMPTION AND EARLY REPAYMENT

     The Debentures will not be redeemable at the option of the Company prior to maturity.

     The Debentures will be redeemable on the Interest Payment Dates occurring on November 15, 2003 and November 15, 2008 (each a "Redemption Date"), at the option of the Holders thereof, at 100% of their principal amount, together with accrued interest to the date of redemption. Less than the entire principal amount of any Debenture may be redeemed on either Redemption Date, provided that the principal amount which is to be redeemed is equal to $1,000 or an integral multiple of $1,000.

     The Depositary or its nominee, as registered holder of the Debentures, will be entitled to tender the Debentures on a Redemption Date for repayment. During the period from and including the September 15 to and including the October 15 next preceding the relevant Redemption Date, the Depositary will receive instructions from its participants (acting on behalf of owners of beneficial interests in the Debentures) to tender the Debentures for repayment under the Depositary's procedures. Such tenders for repayment will be made by the Depositary, provided that the Depositary receives instructions from tendering participants by noon, New York City time, on the applicable October 15. The Depositary will notify the Paying Agent by the close of business on such October 15 as to the aggregate principal amount of the Debentures, if any, for which the Depositary shall have received instructions to tender for repayment. OWNERS OF BENEFICIAL INTERESTS IN DEBENTURES WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH DEBENTURES MUST INSTRUCT THEIR RESPECTIVE DEPOSITARY PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF THE APPLICABLE OCTOBER 15.
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     If at any time the use of a book-entry only system through the Depositary
(or any successor securities depositary) is discontinued with respect to the Debentures, tenders for repayment of any Debenture on a Redemption Date shall be made according to the following procedures. The Company must receive at the principal office of the Paying Agent, during the period from and including the September 15 to and including the October 15 next preceding the relevant Redemption Date: (i) the Debenture with the form entitled "Option to Elect Repayment" on the reverse side of the Debenture duly completed; or (ii)(x) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or a trust company in the United States of America, setting forth the names of the registered holder of the Debenture, the principal amount of the Debenture, the amount of the Debenture to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Debenture to be repaid, with the form entitled "Option to Elect Repayment" on the reverse side of the Debenture duly completed, will be received by the Company not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter; and (y) such Debenture and form duly completed are received by the Company by such fifth Business Day. Any such notice received by the Company during the period from and including such September 15 to and including such October 15 shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Debenture for repayment will be determined by the Company, whose determination will be final and binding.

     For all purposes of this section, if such October 15 is not a Business Day, it shall be deemed to refer to the next succeeding Business Day.

                                THE UNDERWRITER

     Subject to the terms and conditions set forth in the Selling Agency Agreement dated October 25, 1996, as supplemented by the Terms Agreement dated November 20, 1996 (as supplemented, the "Agreement"), Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to the Underwriter, $350,000,000 principal amount of the Debentures.

     The Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is committed to take and pay for all the Debentures if any are taken.

     The distribution of the Debentures by the Underwriter is being effected from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of each sale. In connection with the sale of any Debenture the Underwriter may be deemed to have received compensation from the Company equal to the difference between the amount received by the Underwriter upon the sale of such Debentures and the price at which the Underwriter purchased such Debentures from the Company. In addition, the Underwriter may sell Debentures to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of Debentures for whom it may act as agent (which compensation may be in excess of customary commissions). The Underwriter may also receive compensation from the purchasers of Debentures for whom it may act as agent.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Debentures as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Debentures and any such market-making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Debentures.